Exhibit 10.10

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is entered into as of the 17th day of November, 2020, by and between RIF III – Avenue Stanford, LLC, a California limited liability company (“Landlord”) and Avita Medical Americas, LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease dated October 3, 2016, as amended by that certain First Amendment to Lease, dated as of December 14, 2016, and as amended by that certain Second Amendment to Lease, dated as of December 4, 2017 (as amended, the “Existing Lease”) pursuant to which Landlord leased to Tenant certain premises consisting of approximately 17,465 square feet located at 28159 Avenue Stanford, Suites 200 and 220, Valencia, California, 91355 (the “Premises”), such Existing Lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, the current Expiration Date of the Lease is January 31, 2021. Landlord and Tenant desire to modify the Lease to, among other things, extend the term of the Lease, on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	The Lease Term is extended such that the Lease shall terminate on July 31, 2022 (the “Third Extension Term”). The monthly Base Rent during the Third Extension Term shall be as follows:

Period	Monthly Base Rent
February 1, 2021 – January 31, 2022	$33,183.50
February 1, 2022 – July 31, 2022	$34,179.01

2.

Except as otherwise expressly provided herein, all defined terms used in this Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its “as is” condition, without any representations or warranties, and shall pay increases in Common Area Operating Expenses, over the Base Years as provided in the Lease during the Third Extension Term.

3.

Landlord’s address for notice purposes is hereby amended as follows: Any notices or demands directed to Landlord shall be delivered to Rexford Industrial Realty, L.P., 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California, 90025; Tel. 310.966.1680, Fax 310.966.1690; Attn.: General Counsel,

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DLanzer@rexfordindustrial.com.

4.

Tenant warrants, represents and certifies to Landlord that as of the date of this Amendment, (i) Landlord is not in default under the Lease, (ii) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when the same become due; and (iii) Tenant has no remaining renewal, extension or termination options or rights of first offer or first refusal.

5.

Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than CBRE, Inc., and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

6.

Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

7.

Landlord and Tenant hereby agree that (i) this Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

8.

Notwithstanding anything to the contrary contained in the Lease, in the event the so-called “split roll” property tax ballot initiative passes in California thereby removing certain Proposition 13 tax protections applicable to commercial properties (the “Split Roll Initiative”), the amount of Real Property Taxes applicable to the Base Year shall not include the amount of any increase in Real Property Taxes resulting from a reassessment triggered by the Split Roll Initiative.

9.

Annually, Tenant at Tenant’s sole cost and expense, shall deliver to Landlord data regarding the electricity consumed in the operation of the Premises (the “Energy Data”) for purposes of regulatory compliance, manual and automated benchmarking, energy management, building environmental performance labeling and other related purposes, including but not limited, to the Environmental Protection Agency’s Energy Star rating system and other energy benchmarking systems. Tenant agrees to update such benchmarking information for Tenant’s operations conducted during the year. Landlord shall use commercially reasonable efforts to utilize automated data transmittal services offered by utility companies to access the Energy Data.

10.

In accordance with the California Consumer Privacy Act (“CCPA”), Landlord makes the following disclosure: Landlord collects certain categories of personal information about tenants including identifiers (such as names, email addresses and telephone numbers) and commercial information relating to tenants’ business operations. Such personal information is collected by Landlord for use in providing services under the Lease and for other internal business purposes. Landlord does not sell personal information. To learn more about Landlord’s privacy policy, please visit https://www.rexfordindustrial.com/privacy-policy.

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11.

Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile or PDF as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity. Further, the parties hereto expressly consent and agree that this Amendment may be electronically signed and that electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

12.	The ACM Notification is attached hereto as Exhibit “A” and shall be incorporated into the Lease.
13.	The Coronavirus Acknowledgement is attached hereto as Addendum One and shall be incorporated into the Lease.

14.	The Option to Extend is attached hereto as Addendum Two and shall be incorporated into the Lease.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the day and year first above written.

TENANT:

AVITA MEDICAL AMERICAS, LLC,
a Delaware limited liability company

By:	Michael Perry
Name:	Dr. Michael Perry
Title:	CEO
Date:	Nov 20, 2020	7:35 AM PST

LANDLORD:

RIF III – AVENUE STANFORD, LLC,
a California limited liability company

By:	Rexford Industrial Realty, L.P.,
a Maryland limited partnership,
Its Managing Member

Rexford Industrial Realty, Inc.,
a Maryland corporation,
Its General Partner

By:	Howard Schwimmer
Name Printed:	Howard Schwimmer
Title:	Co-Chief Executive Officer
Date:	Nov 20,2020	2:55 PM PST

EXHIBIT “A”

ACM Notification

This Exhibit is attached to and made a part of the Amendment by and between RIF III – Avenue Stanford, LLC, a California limited liability company (“Landlord”), and Avita Medical Americas, LLC, a Delaware limited liability company (“Tenant”), for space in the building located at 28159 Avenue Stanford, Valencia, California, 91355 (the “Building”).

Asbestos-containing materials ("ACMs") were historically commonly used in the construction of commercial buildings across the country. ACMs were commonly used because of their beneficial qualities; ACMs are fire-resistant and provide good noise and temperature insulation.

Some common types of ACMs include surfacing materials (such as spray-on fireproofing, stucco, plaster and textured paint), flooring materials (such as vinyl floor tile and vinyl floor sheeting) and their associated mastics, carpet mastic, thermal system insulation (such as pipe or duct wrap, boiler wrap and cooling tower insulation), roofing materials, drywall, drywall joint tape and drywall joint compound, acoustic ceiling tiles, transits board, base cove and associated mastic, caulking, window glazing and fire doors. These materials are not required under law to be removed from any building (except prior to demolition and certain renovation projects). Moreover, ACMs generally are not thought to present a threat to human health unless they cause a release of asbestos fibers into the air, which does not typically occur unless (1) the ACMs are in deteriorated condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).

It is possible that some of the various types of ACMs noted above (or other types) are present at various locations in the Building. Anyone who finds any such materials in the Building should assume them to contain asbestos unless those materials are properly tested and found to be otherwise. In addition, under applicable law, certain of these materials are required to be presumed to contain asbestos in the Building if the Building was built prior to 1981 (these materials are typically referred to as "Presumed Asbestos Containing Materials" or "PACM"). PACM consists of thermal system insulation and surfacing material found in buildings constructed prior to 1981, and asphalt or vinyl flooring installed prior to 1981. If the Building was built prior to 1981 and any thermal system insulation, asphalt or vinyl flooring or surfacing materials are found to be present in the Building, such materials must be considered PACM unless properly tested and found otherwise. In addition, Landlord has identified the presence of certain ACMs in the Building. For information about the specific types and locations of these identified ACMs, please contact the Building manager. The Building Manager maintains records of the Building's asbestos information including any Building asbestos surveys, sampling and abatement reports. This information is maintained as part of Landlord's asbestos Operations and Maintenance Plan ("O&M Plan").

The O&M Plan is designed to minimize the potential of any harmful asbestos exposure to any person in the Building. Because Landlord is not a physician, scientist or industrial hygienist, Landlord has no special knowledge of the health impact of exposure to asbestos. Therefore, Landlord hired an independent environmental consulting firm to prepare an O&M Plan. The O&M Plan includes a schedule of actions to be taken in order to (1) maintain any building ACMs in good condition, and (2) to prevent any significant disturbance of such ACMs. Appropriate Landlord personnel receive regular periodic training on how to properly administer the O&M Plan.

The O&M Plan describes the risks associated with asbestos exposure and how to prevent such exposure. The O&M Plan describes those risks, in general, as follows: asbestos is not a significant health concern unless asbestos fibers are released and inhaled. If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis and cancer) increases. However, measures taken to minimize exposure and consequently minimize the

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accumulation of fibers, can reduce the risk of adverse health effects.

The O&M Plan also describes a number of activities which should be avoided in order to prevent a release of asbestos fibers. In particular, some of the activities which may present a health risk (because those activities may cause an airborne release of asbestos fibers) include moving, drilling, boring or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACMs. In other words, the approval of Building management must be obtained prior to engaging in any such activities. Please contact the Building manager for more information in this regard. A copy of the written O&M Plan is located in the Building Management Office and, upon your request, will be made available to tenants for you to review and copy during regular business hours.

Because of the potential or presumed presence of ACM in the Building, we are also providing the following warning, which is commonly known as a California Proposition 65 warning: WARNING: This building contains asbestos, a chemical known to the State of California to cause cancer.

Please contact the Building manager with any questions regarding the contents of this notification.

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ADDENDUM ONE

CORONAVIRUS ACKNOWLEDGEMENT

ATTACHED TO AND A PART OF THE THIRD AMENDMENT TO LEASE

DATED NOVEMBER 17, 2020, BETWEEN

RIF III – AVENUE STANFORD, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

and

AVITA MEDICAL AMERICAS, LLC, A DELAWARE LIMITED LIABILITY COMPANY

The parties hereby acknowledge that, as of the date of this Amendment, the coronavirus outbreak, including, without limitation Covid-19 and any mutations thereof (the “Coronavirus Situation”) has resulted in various governmental entities at various levels (federal, state, county, city and local) to issue various laws, ordinances, regulations, orders and controls directly in response to the Coronavirus Situation (collectively and as hereinafter promulgated, the “Coronavirus Governmental Actions”), which have included, without limitation, orders that may give tenants the right to withhold or defer rent payments without late fees or interest (“Coronavirus Rent Deferrals”). Landlord and Tenant acknowledge that this Amendment is being entered into while both parties have knowledge and awareness of the Coronavirus Situation and the ongoing Coronavirus Governmental Actions, and Tenant acknowledges and agrees that Landlord would not lease the Premises to Tenant without Tenant expressly waiving any current or future rights to Coronavirus Rent Deferrals and all other rights now or in the future to withhold any payments to Landlord arising in any way from the Coronavirus Governmental Actions. Therefore, in consideration of the foregoing and Landlord’s willingness to enter into this Amendment, to the maximum extent allowed by Legal Requirements, Tenant hereby expressly and irrevocably waives any and all current or future rights to Coronavirus Rent Deferrals and all other rights now or in the future to withhold any payments of Rent to Landlord arising in any way from the Coronavirus Governmental Actions. Tenant acknowledges and agrees that Landlord is under no obligation to provide notice of any incidents of coronavirus infections within the Project, and the presence of coronavirus infected individuals within the Project is not an excuse or basis for not making payments to Landlord otherwise due under this Amendment, including, without limitation, Rent.

Notwithstanding the foregoing, in the event Tenant ever seeks to defer or withhold Rent, Tenant shall promptly provide Landlord with the following documentation for Tenant and any Guarantors to substantiate the impact of the Coronavirus Situation, it being understood that failure to provide any such documentation by Tenant while withholding any rent shall be considered an Event of Default by Tenant under this Agreement: (a) projected cash flow statements covering the next six (6) months, showing all sources and uses of cash; (b) summary of all cash receipts and expenditures for the six (6) most recent calendar months, and for the current month to date; (c) schedule of liabilities identifying for each, the nature and amount of the debt, the monthly payment amount, any collateral for the debt, whether and to what extent any defaults, and what relief, if any, was requested or granted by the creditor; (d) current balance sheet along with profit and loss statements for the prior two (2) years and monthly to date; (e) list of all bank and other cash deposit accounts held by (i) Tenant or any Guarantor, (ii) any other entity that is owned or controlled, directly or indirectly, by Tenant or any Guarantor and (iii) the primary owners of the business; (f) six (6) most recent monthly statements for each of the accounts described above; (g) complete tax returns for the prior two (2) years filed by Tenant, any Guarantor and the primary owners of the business; (h) all owners’ or stockholders’ individual monetary contributions in helping to sustain the monthly operations of the Tenant entity during the prior twelve (12) month period; and (i) submission of the applicable Corona Virus Situation disaster assistance program and related materials.

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ADDENDUM TWO

OPTION TO EXTEND

ATTACHED TO AND A PART OF THE THIRD AMENDMENT TO LEASE

DATED NOVEMBER 17, 2020, BETWEEN

RIF III – AVENUE STANFORD, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

AND

AVITA MEDICAL AMERICAS, LLC, A DELAWARE LIMITED LIABILITY COMPANY

(a)Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Term of the Lease for an additional term of three (3) years (such additional term is hereinafter called the "Extension Term") commencing on the day following the expiration of the Third Extension Term (hereinafter referred to as the "Commencement Date of the Extension Term"). In order to properly exercise Tenant’s right to the Extension Term, Tenant shall give Landlord written notice (hereinafter called the "Extension Notice") of its election to extend the Term of the Lease at least 6 months, but not more than 9 months, prior to the scheduled expiration date of the Third Extension Term.

(b)The Base Rent payable by Tenant to Landlord during the first year of the Extension Term shall be the greater of (i) an amount equal to 103% of the Base Rent applicable to the last year of the Third Extension Term and (ii) the then prevailing market rate for comparable space in the Project and comparable buildings in the vicinity of the Project, taking into account the size of the Lease, the length of the renewal term, market escalations and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) prior to the expiration of the Lease, then Tenant's exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on its original expiration date. Upon each anniversary of the Commencement Date of the Extension Term, the Base Rent shall be increased by 3%.

(c)The determination of Base Rent does not reduce the Tenant's obligation to pay or reimburse Landlord for Common Area Operating Expenses, Insurance Cost Increases, Increases above the Base Real Property Taxes and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Common Area Operating Expenses, Insurance Cost Increases, Increases above the Base Real Property Taxes and other items with respect to the Premises during the Extension Term without regard to any cap on such expenses set forth in the Lease.

(d)Except for the Base Rent as determined above, Tenant's occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Third Amendment Extension Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease.

(e)If Tenant does not give the Extension Notice within the period set forth in paragraph (a) above, Tenant's right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice.

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(f)Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term. The Premises shall be tendered on the Commencement Date of the Extension Term in "as-is" condition.

(g)If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the "Amendment").

(h)If Tenant exercises its right to extend the Term of the Lease for the Extension Term pursuant to this Addendum, the term "Term" as used in the Lease, shall be construed to include, when practicable, the Extension Term except as provided in (d) above.

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